Exhibit 99.1

Longs Reports Preliminary March Sales

WALNUT CREEK, CA (April 8, 2004) – Longs Drug Stores Corporation (NYSE:LDG) today reported that preliminary total sales for the five-week period ended April 1, 2004 were $444.0 million compared with $417.1 million for the comparable period a year ago, an increase of 6.5%. Pharmacy sales were 48.5% of total drug store sales compared with 48.1% for the comparable period of fiscal 2004.

Preliminary same-store sales increased 3.6% over the same period last year. Pharmacy same-store sales increased 3.3% and front-end same-store sales increased 3.8%.

Preliminary quarter-to-date sales of $802.3 million for the nine weeks ended April 1, 2004 were 5.6% higher than the $759.9 million reported in the comparable period last year. Pharmacy sales were 47.9% of total drug store sales during the period, compared with 47.2% a year ago. Same-store sales increased 2.9% with pharmacy same-store sales increasing 3.3% and front-end same-store sales increasing 2.6%.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 471 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.